                                                                   EXHIBIT 99(b)

news release

                                             [LOGO OF TENNECO INC. APPEARS HERE]


MEDIA CONTACT:  Thomas C. Hayes  (713) 757-5843

                      TENNECO REPORTS 19 PERCENT INCREASE
                   IN EPS FROM CONTINUING OPERATIONS FOR 1995

     . EARNINGS PER SHARE FROM CONTINUING OPERATIONS IN 1995 INCREASED 19
       PERCENT TO $4.16 FROM $3.49 IN 1994.
     . NET INCOME IN 1995 ROSE 80 PERCENT TO $735 MILLION FROM $408 MILLION,
       INCLUDING DISCONTINUED OPERATIONS IN 1994.
     . OPERATING MARGINS IN 1995 IMPROVED 36 PERCENT TO 15.4 PERCENT, FROM
       11.3 PERCENT IN 1994.
     . EPS FROM CONTINUING OPERATIONS WAS $1.05 IN THE FOURTH QUARTER.
       EXCLUDING SPECIAL ITEMS, FOURTH QUARTER EPS FROM CONTINUING OPERATIONS INCREASED 11 PERCENT TO $1.00, COMPARED WITH 90 CENTS A YEAR AGO.
     . IN THE FOURTH QUARTER, TENNECO'S FOUR BUSINESS GROUPS EACH REPORTED
       HIGHER QUARTER OVER QUARTER REVENUES. THE AGGREGATE INCREASE WAS 16 PERCENT, EXCLUDING CASE REVENUES.
     . FOURTEEN MILLION SHARES OF TENNECO COMMON STOCK WERE REPURCHASED SINCE
       DECEMBER 1994, REDUCING OUTSTANDING SHARES BY 8 PERCENT.

     HOUSTON, January 30, 1996 -- Tenneco today reported earnings per share from continuing operations increased 19 percent in 1995 to $4.16, from $3.49 in 1994, with two of its four divisions, Tenneco Packaging and Tenneco Automotive, posting a record year in operating income and revenues. Tenneco Packaging's operating income was more than double the level of 1994.

     "The 1995 economy was uneven for our businesses, and challenging at times, but we exceeded our EPS goal for the third consecutive year," said Dana G. Mead, chairman and chief executive officer. "Redeployment actions contributed to dramatic margin improvement, with operating margins rising 36 percent to 15.4 percent in 1995, from 11.3 percent in 1994. By continuing to grow our earnings per share strongly through the business cycle, we intend to meet the tough shareowner value objectives we have set for ourselves."

                                     -more-

     "With 11 acquisitions during 1995, as well as plant expansions and facility upgrades, Tenneco Packaging is now the fourth largest packaging company in the United States and the largest of Tenneco's four operating divisions," Mead said. "It has leadership positions in most of its key market segments. Packaging also is much less cyclical than a year ago, with almost half of its revenues in 1996 expected to come from the specialty business." In 1994, the paperboard business generated 70 percent of revenues for Tenneco Packaging, which is based in Evanston, Ill.

     Tenneco Automotive, based in Deerfield, Ill., achieved record revenues for the second consecutive year, with the Gillet Group, acquired in Europe late in 1994, contributing $346 million in 1995 revenues. Gillet, Europe's leading manufacturer of original equipment exhaust systems, includes all major European auto manufacturers among its customers.

       "International expansion is a key growth strategy for each Tenneco business and Tenneco Automotive continues to lead the way," Mead said. "In 1995, the division generated half of its revenues outside North America for the first time ever, further reducing its exposure to the economic cycle in North America."

FOURTH QUARTER EPS INCREASED 11 PERCENT, EXCLUDING SPECIAL ITEMS

     Excluding special items, Tenneco earnings per share from continuing operations for the fourth quarter increased 11 percent to $1.00, from 90 cents in the year-ago period. Special items included sales of assets and investments, and charges for restructurings as well as regulatory and legal matters. The increase in earnings per share is attributable to higher operating income contributions from Packaging, Automotive and Energy, lower interest expense and a reduction in income taxes resulting from the realization of capital loss benefits. [Note: Details of the special items are included in the sections reporting results of each operating division as well as a table attached to this news release.]
                                     -more-

     Earnings per share from continuing operations, including special items, were $1.05, compared with $1.14 in the comparable quarter a year ago. Income from continuing operations was $183 million in the quarter, compared with $209 million in 1994. For the year, income from continuing operations was $735 million, compared with $641 million in 1994.

     Net income in the fourth quarter was $183 million, compared with $32 million in the year-ago quarter, which included discontinued operations of Albright & Wilson and Tenneco Automotive's brakes business. Net income for the full year in 1995 was $735 million, compared with $408 million in 1994 on the same basis.

     Tenneco's fourth quarter revenues rose 16 percent, excluding Case, to $2.4 billion. All four of Tenneco's businesses recorded higher revenues, quarter over quarter, in the fourth quarter. Twenty-five percent of the revenue increase in the quarter came from internal growth of existing business operations and the remainder from recent Tenneco acquisitions.

     Excluding special items and Case, operating income for the fourth quarter of 1995 was $281 million, compared with $276 million in the same quarter a year ago.

     For the full year, Tenneco revenues were $8.9 billion compared with $12.2 billion for 1994. Excluding Case, revenues increased 7 percent during the year. Also excluding special items and Case, operating income increased 19 percent, to $1.206 billion, from $1.012 billion.

       Interest expense and taxes for 1995 amounted to $612 million, compared with $708 million in the prior year. In the fourth quarter, interest expense and taxes were $111 million, compared with $136 million in the year-ago quarter. Taxes were reduced by capital loss benefits that were realized as a result of asset sales.


                                     -more-

PROGRESS IN A FUNDAMENTAL TRANSFORMATION

     Tenneco raised more than $2.3 billion in the 18 months ending December 31, 1995, primarily from three public offerings of Case Corporation shares and from the public offering of the former Tenneco chemicals division, Albright & Wilson, on the London Stock Exchange.

     During the same period Tenneco committed or invested $2.3 billion in acquisitions and joint ventures and invested $646 million in stock repurchase programs.

     In the fourth quarter, this included the acquisition of Mobil Corporation's plastics division for $1.27 billion, as well as six smaller acquisitions in packaging and automotive parts. For the full year, Tenneco announced a total of 18 acquisitions and 4 joint ventures supporting Tenneco's growth in higher-margin, faster-growing, less cyclical businesses.

     In December, the board of directors approved a 12.5 percent increase in the quarterly dividend on common stock to 45 cents per share, the first dividend increase on Tenneco common stock since July 1990.


TAKING OUT FAILURE COSTS -- AND FINDING MORE TO ELIMINATE

     Tenneco took $295 million of failure costs out of its operations during 1995. "Even as we eliminated failure costs, our teams became better at identifying costs that were previously unrecognized and created even more opportunities for future savings," Mead said. "We ended the year with failure costs representing less than 14 percent of total revenues, and our objective now is to take out an additional $1 billion through 2000. That is expected to generate more than $400 million in operating income during that period."

     Mead also announced today a new companywide program to reduce working capital by 50 percent during the next three years, or by more than $800 million including a reduction of more than $200 million in 1996.

                                     -more-

     Tenneco Business Services, established as a separate division in mid-year to improve the efficiency of administrative support functions across all business divisions, achieved $30 million in cost reductions for the year. As a result of these programs, operating income is expected to improve by approximately $80 million annually in 1998.

     Tenneco announced in September a reduction in the size of its headquarters staff, with related annual savings estimated at more than $15 million when
completed by year-end.   The program will reduce the headquarters staff  to
approximately 170 persons, down 85 percent from early 1991.

DIVISIONAL ANALYSIS

TENNECO PACKAGING

     Tenneco Packaging reported fourth quarter operating income of $105 million, excluding restructuring charges of $30 million for molded fiber and aluminum foil packaging operations, compared with $82 million in the fourth quarter of 1994. Revenues in the quarter increased $165 million, to $769 million, including $106 million resulting from the acquisition in mid-November of the plastics division of Mobil Corporation.

     Before special items, 1995 operating income increased 113 percent to
$446 million.   Including special items, Tenneco Packaging reported record operating income of $430 million, an increase of 106 percent over 1994. Revenues increased 26 percent, to $2.8 billion, as Packaging achieved record productivity in a strong market.

     In the paperboard packaging business, the full year operating income was $385 million, excluding a pretax gain of $14 million on the sale of a mill in Sylva, N.C., compared with $139 million in 1994.

     For the full year, specialty packaging earned $61 million, excluding the restructuring charge, compared with $70 million in 1994. The plastics division of Mobil Corporation, acquired in mid-November, contributed $15 million to operating income.
                                     -more-

     Specialty revenues increased 26 percent to $824 million in 1995, with Mobil Plastics contributing $106 million. Margins remained under pressure because of
a 20-percent increase in raw material costs in 1995.   The major contributors to
the increase were higher prices for polystyrene, aluminum and old newspaper. However, these prices declined significantly during the second half of the year and are expected to remain at their current, lower levels.

     In addition to Mobil Plastics, Tenneco Packaging also acquired the plastics packaging operations of the Delyn Group plc in the United Kingdom during the fourth quarter. In combination with the earlier acquisition of Penlea Plastics, also in Britain, Tenneco Packaging is now the largest producer of thermoformed plastics for food packaging in the United Kingdom.

     Tenneco Packaging also completed three acquisitions in the paperboard business during the quarter, bringing the total number of paperboard acquisitions in 1995 to eight. Four of the eight paperboard acquisitions involved enhanced graphics, in keeping with a strategy to reduce Tenneco's exposure to volatility in containerboard pricing.

     Revenues from enhanced graphics and displays doubled during the year, and now comprise 15 percent of paperboard sales.

TENNECO ENERGY

     Operating income was $104 million in the quarter, compared with $124 million in the year-earlier period. Revenues were $552 million, compared with $531 million, the first increase since Tenneco's regulated gas pipelines began phasing out gas sales with FERC Order 636.

     Adjusted for special items, operating income in the fourth quarter was $102 million, compared with $101 million in the year-ago quarter. Special items in 1995 included a $28 million charge for estimated regulatory and legal settlement costs and a $30 million pretax gain on the sale of the investment in Kern River pipeline. The 1994 quarter included a pretax gain of $23 million on the sale of 20 percent of TERC.
                                     -more-

     Excluding special items, full year operating income was $340 million in 1995, compared with $381 million in 1994. In addition to the fourth quarter adjustments, 1995 included a $7 million pretax loss on the sale of Tennessee Ozark pipeline and a $2 million charge for a legal settlement, while 1994 included an $11 million gain for a contract settlement.

     For the year, including special items, operating income was $333 million, compared with $415 million in 1994. Revenues declined to $1.9 billion, from $2.4 billion in 1994.

     The decline in operating income was primarily due to changes related to operating under FERC Order 636 and to depressed natural gas prices and higher international development costs in the nonregulated business. Tenneco Energy's earnings improved from the first to the second half of the year as capital redeployed to nonregulated businesses began contributing earnings and regulated pipeline profit margins improved.

     At year-end, the division agreed to sell its 50 percent interest in the Kern River pipeline to The Williams Companies for $206 million. This occurred shortly after the Federal Trade Commission challenged the intended sale of the property to Questar. The subsequent sale to Williams enabled Tenneco Energy to retain about $10 million in operating income accrued from Kern River operations since the initial sale was announced in September.

     Investment in the nonregulated businesses accelerated in 1995.   The
Ventures unit participated in drilling 60 wells with 29 successes.   The
drilling program, plus the acquisition of a major interest in a Gulf Coast gas field, added nearly 50 billion cubic feet of net reserves.

     The acquisition of ARK Energy's 50 percent interest in two 100-megawatt power plants in Florida was completed during the fourth quarter and additional international investments were announced.

                                     -more-

     Building on a major presence in Australia and Asia established since late 1994, Tenneco Energy announced significant investments in a soon-to-be-constructed power plant and a gas field in Indonesia. Tenneco Energy was named technical advisor for China's first major onshore gas pipeline, a 560-mile project. Construction is scheduled to begin in a few months. In Taiwan, a strategic alliance was formed with the Chinese Petroleum Corporation to develop projects in Taiwan and North America.

TENNECO AUTOMOTIVE

     Fourth quarter operating income was $45 million, compared with $22 million in the year-earlier period. Excluding special items, the comparison is $45 million, compared with $39 million in the year-ago period. The 1994 quarter included a $17 million charge for plant consolidations. Revenues were $616 million for the quarter, compared with $468 million in the same period a year ago. The Gillet Group, acquired in November, 1994, contributed $96 million in revenues in the quarter.

     For the year, excluding special items, operating income was $250 million in 1995, compared with $245 million in 1994. Special items included a $10 million charge largely related to a new process, hydroforming. Hydroforming is a liquid, high-pressure way to make metal parts with bends and shapes not available with traditional manufacturing technology. Other special items included $22 million for plant consolidations and closings in 1994. Including these items, operating income was $240 million, compared with $223 million in 1994.

     Revenues set a record for the second consecutive year, at $2.5 billion for the year, compared with $2.0 billion in 1994.

     The 1995 performance was driven by strong original equipment exhaust sales in North America and strong results in both ride control and exhaust products in the original equipment and replacement markets in Europe. The number of product launches for 1996 vehicles was more than twice the usual level, which strained plant capabilities and adversely affected 1995 earnings. New volumes are expected to contribute significantly to 1996 profitability as product launches return to normal.
                                     -more-

   The North American aftermarket, weakest in a decade during 1995, is expected to return to more normal levels of business activity in 1996.

     Four 1995 acquisition agreements, with businesses in Spain, the Czech Republic, Australia and the United States, are expected to generate more than $100 million in sales during 1996. In combination with Gillet and Products for Power, acquired by Tenneco Automotive late in 1994, the new businesses are expected to contribute more than $35 million to operating income in 1996.

     Also, joint ventures in India and China, as well as distribution agreements in Japan, were announced during the year, further increasing penetration into global markets. The sale of Monroe and Rancho brand shock absorbers in Japan through 5,000 Toyota dealerships and 1,000 to 2,000 gasoline service stations of Japan Energy Corporation began last autumn, a few months after completion of the U.S.-Japan Trade Agreement.

     Product extensions for Sensa-Trac shock absorbers were introduced that will cover European vehicles sold in the United States as well as pick-up trucks, sport utility vehicles and vans. In the exhaust business, Tenneco Automotive's $20 million investment in hydroforming makes it possible to produce more complex product configurations at production-line speed for the Ford Taurus, with other customers now interested in the new capability.


NEWPORT NEWS SHIPBUILDING

     Newport News Shipbuilding's operating income in the quarter was $35 million, compared with $47 million in the fourth quarter last year. Excluding a charge of $4 million related to staff reductions, operating income in the fourth quarter of 1995 was $39 million. Revenues were $466 million, compared with $462 million a year earlier.

     For the full year, operating income was $184 million, excluding $24 million in charges related to headcount reductions and costs related to entering highly competitive international commercial markets. This compared with 1994 income of $200 million.

                                     -more-

   Revenues were flat, at $1.8 billion, in 1994 and 1995. The year-end backlog was $4.6 billion.

     The shipyard made major progress toward being designated one of two suppliers for the Navy's $71 billion new attack submarine program. Congress has now agreed to a two-yard program and appropriated funds to Newport News for design work on the new class of submarines. In developing commercial business during 1995, Newport News began construction on the first of two Double Eagle product tankers and added two more to the backlog. The shipyard also concluded contractual arrangements for another order of five ships. This contract is contingent on approval of a government loan guarantee.

     In November, the shipyard delivered the aircraft carrier John C. Stennis more than seven months ahead of schedule, having cut more than one million labor hours in production costs through improved manufacturing processes and quality programs.

     Late in 1995, Newport News teamed with Litton, Lockheed Martin and the National Steel and Shipbuilding Company to bid on a contract to design, construct and support an amphibious assault vessel called LPD-17. The Navy expects to award a contract for this 12-ship, $6 billion program in mid-summer 1996.

     Newport News Shipbuilding will actively pursue fast frigate business in 1996. The United Arab Emirates is expected to postpone until mid-1996 announcement of its award of a contract to build as many as four fast frigates at $300 million to $400 million per ship. Besides the UAE, Newport News is discussing the sale of at least 16 additional ships worldwide.

     Year-end headcount was about 18,200, down nine percent from a year earlier and down 37 percent from the peak of 29,000 employees in 1990. It is projected to decline by approximately 1,500 in 1996.



                                     -more-

     One of the shipyard's goals is to continue improving its global competitiveness. In its $70 million computer-integrated, steel fabrication project, the shipyard intends to reduce the labor hours required to fabricate a ton of steel by 50 percent when the project is completed in 1997. In addition, Newport News is entering a phase in its strategy this year, with an increased focus on speed. The strategy will dramatically reduce cycle times for ship design and production.

     Tenneco (NYSE:TEN) is a major diversified industrial corporation based in Houston with 1995 sales of $8.9 billion.

     The company has significant business interests in automotive parts (Tenneco Automotive), natural gas transportation and marketing (Tenneco Energy), packaging (Tenneco Packaging) and ship design, construction and repair (Newport
News Shipbuilding).   Tenneco also owns approximately 21 percent of Case
Corporation, a manufacturer of agricultural and construction equipment.

                                      # # #

                 TENNECO DIVISION EARNINGS RESULTS (MILLIONS)


                                                          UNAUDITED

                                                        FOURTH QUARTER
                                                       1995        1994
                                                     --------    --------
Net Sales and Operating
 Revenues:
  Automotive                                          $  616      $  468
  Energy                                                 552         531
  Packaging                                              769         604
  Shipbuilding                                           466         462
  Farm & Construction Equipment (a)                       -          755
  Other                                                   (1)         (2)
                                                     -------     -------
                                                      $2,402      $2,818
                                                     =======     =======

 Operating Income:
  Automotive                                          $   45      $   22
  Energy                                                 104         124
  Packaging                                               75          82
  Shipbuilding                                            35          47
  Farm & Construction Equipment (a)                       16          61
  Other                                                   24          27
                                                     -------     -------
                                                      $  299      $  363
                                                     =======     =======


                                                          TOTAL YEAR
                                                       1995        1994
                                                     --------    --------
Net Sales and Operating
 Revenues:
  Automotive                                          $2,479     $ 1,989
  Energy                                               1,916       2,378
  Packaging                                            2,752       2,184
  Shipbuilding                                         1,756       1,753
  Farm & Construction Equipment (a)                       -        3,881
  Other                                                   (4)        (11)
                                                     -------     -------
                                                      $8,899     $12,174
                                                     =======     =======

 Operating Income:
  Automotive                                          $  240     $   223
  Energy                                                 333         415
  Packaging                                              430         209
  Shipbuilding                                           160         200
  Farm & Construction Equipment (a)                      110         326
  Other                                                   96           6
                                                     -------     -------
                                                      $1,369     $ 1,379
                                                     =======     =======


(a) Following public offerings in June and November of 1994, Tenneco's ownership in Case Corporation was reduced to approximately 44%; after a third public offering in August 1995, Tenneco's ownership was approximately 21%. Subsequent to November 1994, Case is reflected in Tenneco's financial statements using the equity method of accounting. Therefore in 1995, Case's revenues are not included with Tenneco's, and Tenneco's equity in Case's net income is included in operating income.

                     TENNECO CONSOLIDATED EARNINGS RESULTS



                                                       UNAUDITED
                                                   FOURTH QUARTER (a)
                                                 1995             1994
                                           ---------------  ---------------
Net sales and operating revenues           $ 2,402,000,000  $ 2,818,000,000
                                           ===============  ===============

Operating income                           $   299,000,000  $   363,000,000

Less:
 Interest expense (net of
  interest capitalized)                         90,000,000  $   101,000,000
 Income tax expense                             21,000,000       35,000,000
 Minority interest                               5,000,000       18,000,000
                                           ---------------  ---------------

Income from continuing
 operations                                    183,000,000      209,000,000
Loss from discontinued
 operations(b)                                          --     (177,000,000)
                                           ---------------  ---------------
Net income                                     183,000,000       32,000,000

Preferred stock dividends                        4,000,000        3,000,000
                                           ---------------  ---------------
Net income to common
 stock                                     $   179,000,000  $    29,000,000
                                           ===============  ===============
Average common shares
 outstanding                                   171,500,000      181,100,000
                                           ===============  ===============
Earnings (loss) per average common
 share:
  Continuing operations                    $          1.05  $          1.14
  Discontinued operations(b)                            --            (0.98)
                                           ---------------  ---------------
                                           $          1.05  $          0.16
                                           ===============  ===============

(a) See Note (a) on "Tenneco Division Earnings Results."
(b) Includes the discontinued operations of the chemicals business.

                     TENNECO CONSOLIDATED EARNINGS RESULTS



                                                       UNAUDITED
                                                     TOTAL YEAR(a)
                                                 1995             1994
                                           ---------------  ---------------
Net sales and operating revenues           $ 8,899,000,000  $12,174,000,000
                                           ===============  ===============

Operating income                           $ 1,369,000,000  $ 1,379,000,000

Less:
 Interest expense (net of
  interest capitalized)                        339,000,000      407,000,000
 Income tax expense                            273,000,000      301,000,000
 Minority interest                              22,000,000       30,000,000
                                           ---------------  ---------------

Income from continuing
 operations                                    735,000,000      641,000,000
Loss from discontinued
 operations(b)                                          --     (189,000,000)
Extraordinary loss, net
 of income tax(c)                                       --       (5,000,000)
Cumulative effect of change
 in accounting principle(d)                             --      (39,000,000)
                                           ---------------  ---------------
Net income                                     735,000,000      408,000,000

Preferred stock dividends                       12,000,000       12,000,000
                                           ---------------  ---------------
Net income to common
 stock                                     $   723,000,000  $   396,000,000
                                           ===============  ===============
Average common shares
 outstanding                                   174,000,000      180,100,000
                                           ===============  ===============
Earnings (loss) per average common
 share:
  Continuing operations                    $          4.16  $          3.49
  Discontinued operations(b)                            --            (1.04)
  Extraordinary loss(c)                                 --            (0.03)
  Cumulative effect of change in
   accounting principle(d)                              --            (0.22)
                                           ---------------  ---------------
                                           $          4.16  $          2.20
                                           ===============  ===============

(a) See Note (a) on "Tenneco Division Earnings Results."
(b) Includes the discontinued operations of the chemicals business and brake business.
(c) Penalty for the early retirement of debt.
(d) Reflects a charge for Postemployment Benefits.

                  TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                BALANCE SHEET
                                  (MILLIONS)



                                                      UNAUDITED
                                              DEC. 31           DEC. 31
                                               1995              1994
                                              -------           -------
Assets

 Current Assets                               $ 3,582           $ 3,895
 Investments and Other Assets                   3,550             3,420
 Plant, Property and
  Equipment, net                                6,319             5,227
                                              -------           -------
   Total                                      $13,451           $12,542
                                              =======           =======

Liabilities and Shareowners' Equity

 Short-term Debt                              $   908           $   545
 Other Current Liabilities                      2,928             2,509
 Long-term Debt                                 3,751             3,570
 Deferred Income Taxes                            962             1,459
 Deferred Credits and Other Liabilities         1,304             1,092
 Minority Interest                                320               320
 Preferred Stock                                  130               147
 Shareowners' Equity                            3,148             2,900
                                              -------           -------
   Total                                      $13,451           $12,542
                                              =======           =======

                                    TENECO

            STATEMENT OF INCOME FROM OPERATIONS WITH SPECIAL ITEMS

                              FOURTH QUARTER 1995

                             (MILLIONS EXCEPT EPS)



                                                       SPECIAL ITEMS
                                  -----------------------------------------------------------
                                   ENERGY     SALE    CASE    PACKAGING      NNS       TOTAL
                       ONGOING    REG/LEGAL    OF     NOTE     MOLDED       1996      SPECIAL
EARNINGS PER SHARE   OPERATIONS    RESERVE    KERN    SALE      RESTR.    HEADCOUNT    ITEMS    TOTAL
                     ----------   ---------  ------  ------   ---------   ---------   -------   -----
Energy                 $102            ($28)   $30        -           -           -       $2     $104
Automotive               45               -      -        -           -           -       -        45
Packaging               105               -      -        -         (30)          -      (30)      75
Shipbuilding             39               -      -        -           -          (4)      (4)      35
Case                     16               -      -        -           -           -        -       16
Other                   (10)              -      -       34           -           -       34       24
                     ----------   ---------  ------  ------   ---------   ---------   -------   -----
Operating Income        297             (28)    30       34         (30)         (4)       2      299
Interest                 90               -      -        -           -           -        -       90
Taxes                    27              (8)    12        2         (11)         (1)      (6)      21
Minority Interest         5               -      -        -           -           -        -        5
                     ----------   ---------  ------  ------   ---------   ---------   -------   -----
Net Income             $175            ($20)    $18     $32        ($19)        ($3)      $8     $183
                     ==========   =========  ======  ======   =========   =========   =======   =====
Avg. Shares
 Outstanding          171.5           171.5   171.5   171.5       171.5       171.5    171.5    171.5
Earnings Per Share    $1.00          ($0.11)  $0.11   $0.18      ($0.11)     ($0.02)   $0.05    $1.05
                     ==========   =========  ======  ======   =========   =========   =======   =====


                                    TENNECO

            STATEMENT OF INCOME FROM OPERATIONS WITH SPECIAL ITEMS

                                FULL YEAR 1995

                             (MILLIONS EXCEPT EPS)


                                                                      SPECIAL ITEMS
                               ------------------------------------------------------------------------------------------------
                                ENERGY     AUTO            CASE CASE  SALE PACKAGING    NNS      SYLVA ENERGY    NNS     NOTE/
                     ONGOING   REG/LEGAL START-UP   NNS    STOCK NOTE   OF    MOLDED    1996      MILL  OZARK  ELETSON   LAND
                    OPERATIONS  RESERVE    COSTS   RESTR.   GAIN SALE  KERN   RESTR.  HEADCOUNT   GAIN   SALE START-UP WRITE-OFF
                    ---------- --------- --------  ------  ----- ----  ---- --------- ---------  ----- ------ -------- ---------
Energy                $340        ($30)         -       -      -    -   $30        -          -      -   ($7)        -         -
Automotive             250           -        (10)      -      -    -     -        -          -      -     -         -         -
Packaging              446           -          -       -      -    -     -      (30)         -     14     -         -         -
Shipbuilding           184           -          -      (6)     -    -     -        -         (4)     -     -       (14)        -
Case                   110           -          -       -      -    -     -        -          -      -     -         -         -
Other                  (14)          -          -       -    101   34     -        -          -      -     -         -       (25)
                    ---------- --------- --------  ------  ----- ----  ---- --------- ---------  ----- ------ -------- ---------
Operating Income     1,316         (30)       (10)     (6)   101   34    30       (30)       (4)    14    (7)      (14)      (25)
Interest               339           -          -       -      -    -     -         -         -      -     -         -         -
Taxes                  288          (9)        (4)     (2)     -    2    12       (11)       (1)     5    (2)       (5)        -
Minority Interest       22           -          -       -      -    -     -         -         -      -     -         -         -
                    ---------- --------- --------  ------  ----- ----  ---- --------- ---------  ----- ------ -------- ---------
Net Income            $667        ($21)       ($6)    ($4)  $101  $32   $18      ($19)      ($3)    $9    ($5)     ($9)     ($25)
                    ========== ========= ========  ======  ===== ====  ==== ========= =========  ===== ====== ======== =========
Ave. Shares
 Outstanding         174.0       174.0      174.0   174.0  174.0 174.0 174.0    174.0     174.0  174.0   174.0   174.0     174.0

Earnings Per Share   $3.76      ($0.12)    ($0.03) ($0.02) $0.58 $0.18 $0.11   ($0.11)   ($0.02) $0.05  ($0.03) ($0.05)   ($0.14)
                    ========== ========= ========  ======  ===== ====  ==== ========= =========  ===== ====== ======== =========



                      TOTAL
                     SPECIAL
                      ITEMS      TOTAL
                     -------     -----
Energy                   ($7)     $333
Automotive               (10)      240
Packaging                (16)      430
Shipbuilding             (24)      160
Case                       -       110
Other                    110        96
                     -------     -----
Operating Income          53     1,369
Interest                   -       339
Taxes                    (15)      273
Minority Interest          -        22
                     -------     -----
Net Income               $68      $735
                     =======     =====
Ave. Shares
 Outstanding           174.0     174.0

Earnings Per Share     $0.40     $4.16
                     =======     =====